Exhibit 99.3

Contact: Terry Buda
Phone:   717-519-8638
Email:   tbuda@uncb.com



For Immediate Release


       UNION NATIONAL COMMUNITY BANK IMPLEMENTS UNIQUE
          STRATEGY TO RECRUIT "FINANCIAL BARISTAS"

Lancaster, PA - In an effort to deliver remarkable service to its customer base, Union National Community Bank is taking a non-traditional approach to employee recruitment.

The strategy is to observe any individual who demonstrates excellent customer service skills and invite them to consider employment with Union National. The concept was specifically developed as part of an overall strategy that the bank is working on to revolutionize the banking experience through the launch of a new brand, Gold Cafe'.

Gold Cafe' is Union National's approach to delivering a unique banking experience, which will be executed through branches that operate as both bank and cafe' . Referred to as "Financial Baristas," a term that describes those who are experts in making espresso based drinks, employees of Gold Cafe' undergo financial services, customer experience and extensive barista training. This broad spectrum of training enables them to engage customers at all possible touchpoints in the Gold Cafe' , and to assist customers with all available services.

The strategy is executed by recruiters that include the bank's team members as well as a select group of non-employees who have been trained to identify traits that the bank seeks. The recruiters carry information cards with them at all times and any time one of the recruiters encounters someone who is delivering remarkable customer service skills, they give that individual a card which directs them to a web site www.remarkablejobs.com.

With the goal of peaking the recipient's curiosity, the card intentionally provides a limited amount of information. It lists three options for ideal jobs:

   - Herding Sheep www.david-lewis.com/sheepgame
   - Fishing in Alaska www.fishingjobs.com
   - Helping to build a new kind of experience that connects the aesthetic appeal of a metropolitan coffee house with a great financial services company www.remarkablejobs.com

The job options are meant to be interesting and fun, very much in line with the bank's corporate culture.

"While it's necessary that we maintain professionalism in the workplace, we want the working environment here to be relaxed, fun and enjoyable," said Mike Mohn, Senior Vice President of Organizational Development. "These cards were developed to attract the type of individual who can engage the customer by delivering a remarkable experience, but who also values a workplace that embraces the idea that work doesn't have to be work."

Union National Community Bank, a wholly-owned subsidiary of Union National Financial Corporation, has been serving its communities for over 150 years. The bank provides a full range of financial services for both retail and business customers in Lancaster County, Pennsylvania. Union National Financial Corporation's stock is traded in the over-the-counter market under the symbol UNNF. For more information, visit www.uncb.com. The bank operates seven retail offices in Lancaster County.